Exhibit 99.1

CapitalSource Inc. Announces Intention To Offer $225 Million Senior Convertible Debentures

Chevy Chase, Maryland, March 15, 2004 — CapitalSource Inc. (NYSE: CSE) today announced its intention to commence an offering, subject to market conditions, of $225 million principal amount senior convertible debentures due 2034. The debentures will be unsecured and will be fully and unconditionally guaranteed as to payment by CapitalSource Holdings LLC and CapitalSource Finance LLC, two wholly owned subsidiaries of CapitalSource. The conversion rate and other terms of the debentures are to be determined by negotiations between the company and the initial purchasers of the debentures. The debentures would be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

CapitalSource expects to grant the initial purchasers an option to purchase up to an additional $25 million principal amount of senior convertible debentures.

CapitalSource intends to use a portion of the proceeds to purchase up to 1,300,000 shares of its common stock concurrently with, and possibly after, pricing of the debentures. In addition, CapitalSource intends to enter into a convertible bond hedge transaction with one of the initial purchasers with respect to its common stock to limit potential dilution from conversion of the debentures.

CapitalSource also intends to enter into a call option transaction with one of the initial purchasers to create an effective conversion premium of the debentures of 75%. CapitalSource expects to expend a portion of the net proceeds of the offering in connection with this transaction and the convertible bond hedge transaction. CapitalSource plans to use the remainder of the proceeds to repay outstanding indebtedness and for general corporate purposes.

In connection with the convertible bond hedge transaction and call option transaction, the initial purchaser that is a party to those transactions has advised CapitalSource that it expects to enter into various over-the-counter derivative transactions with respect to CapitalSource common stock simultaneously with, and possibly after, pricing of the debentures and may purchase CapitalSource common stock in secondary market transactions following pricing of the debentures.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Except for historical information, the matters discussed in this release contain forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not CapitalSource will offer the debentures or consummate the offering, or enter into the bond hedge transaction or the call option transaction, the anticipated terms of the debentures and the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to CapitalSource’s most recent filings with the Securities and Exchange Commission. CapitalSource does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending groups: Corporate Finance, Healthcare Finance, and Structured Finance. By offering a broad array of financial products, we have outstanding more than $3.6 billion in loan commitments.

For information contact:
Investor Relations:
Tony Skarupa
Director of Finance
(301) 841-2847
tskarupa@capitalsource.com

Media Relations:
Paul Wardour
Director of Marketing
(301) 841-2745
pwardour@capitalsource.com